Exhibit 99.1

Landsea Homes Reports Third Quarter 2024 Results

•Net income increased 29% to $11.1 million or $0.30 per share, a 36% increase
•Adjusted net income increased 36% to $15.9 million or $0.44 per share, a 47% increase
•Home sales revenue increased 26.2% to $325.6 million
•New home deliveries increased 40% to 629 homes
•Net new home orders of 626 increased 28.8%
•Home sales gross margin of 17.1%, adjusted home sales gross margin of 22.8%
•Book value per share of $18.27

Dallas, Texas – November 4, 2024 – Landsea Homes Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”) announced today financial results for the third quarter ended September 30, 2024. For the quarter, the Company reported pretax income of $14.9 million, and net income of $11.1 million, or $0.30 per share. Adjusted net income (a non-GAAP measure) was $15.9 million or $0.44 per share and adjusted gross margin was 22.8%. Reported pretax income for the prior year period was $12.5 million with net income of $8.6 million, or $0.22 per share. For the prior year period, adjusted net income was $11.7 million, or $0.30 per share and adjusted gross margin was 24.0%.

Management Commentary

“Landsea Homes delivered strong top and bottom-line growth in the third quarter of 2024, as new home deliveries increased 40% year-over-year,” said John Ho, Chief Executive Officer of Landsea Homes. “Home sales gross margin came in above our stated guidance range at 17.1%, and SG&A as a percent of home sales revenue improved 250 basis points as compared to the third quarter of 2023. The net result was earnings of $0.30 per diluted share, representing a 36% improvement over the prior year period.”

Mr. Ho continued, “We saw solid demand in our markets during the quarter, as our High Performance Homes and attractive financing incentives to aid with affordability continued to appeal to homebuyers. Housing fundamentals continue to favor the public builders, driven by a lack of existing home inventory, steady demand and a resilient economy. We believe these factors serve as an excellent backdrop for our company, as we look to grow our existing operations.”

Mr. Ho concluded, “We are starting to see the benefits of our increased size through better terms and pricing from our trade partners and suppliers. We believe this dynamic will continue to benefit our company at the local and national level as we become a bigger player within the industry. With an established presence in several high-growth markets, a differentiated product offering and a solid and improving balance sheet, Landsea Homes is well positioned to finish 2024 on a strong note and carry momentum into the new year.”

Operating Results

Total revenue was $338.5 million in the third quarter, up 22% compared to the third quarter of 2023, primarily driven by a 40% increase in homes closed partially offset by a 10% decrease in average selling price as both Texas and Colorado contributed to our volume.

New homes delivered increased 40.4% to 629 homes at an average sales price of $518,000, a 10% decrease, compared to 448 homes delivered at an average sales price of $576,000 in the third quarter of 2023.

Net new home orders were up 28.8% to 626 homes with a dollar value of $307.6 million, an average sales price of $491,000 and a monthly absorption rate of 2.5 sales per active community. This compares to 486 homes with a dollar value of $285.0 million, an average sales price of $587,000 and a monthly absorption rate of 2.7 sales per active community in the prior year period. As a percentage of gross orders, cancellations equaled 11% as compared to 9% a year ago.

Total homes in backlog were 691 homes with a dollar value of $373.1 million and an average sales price of $540,000 at September 30, 2024. This compares to 760 homes with a dollar value of $482.7 million and an average sales price of $635,000 at September 30, 2023.

Total lots owned or controlled at September 30, 2024, were 11,868 compared to 11,203 at September 30, 2023. We continue to pursue an asset-light strategy, controlling 56% of our lots at the end of the third quarter of 2024 and 44% owned.

Home sales gross margin was 17.1% compared to 18.7% in the prior year period. Adjusted home sales gross margin (a non-GAAP measure) was 22.8% compared to 24.0% in the prior year period. The decrease was primarily attributed to an elevated level of sales discounts and incentives as well as higher interest costs.

Net income attributable to Landsea Homes increased 29% to $11.1 million compared to $8.6 million in the prior year period. Adjusted net income attributable to Landsea Homes (a non-GAAP measure) was $15.9 million compared to $11.7 million in the prior year period. Net income per share on a fully diluted basis was $0.30, a 36% increase compared to $0.22 in the third quarter of 2023. Adjusted net income per share (a non-GAAP measure) on a fully diluted basis was $0.44 compared to $0.30 in the third quarter of 2023.

Adjusted EBITDA (a non-GAAP measure) was $37.7 million compared to $28.7 million in the prior year period.

Balance Sheet

As of September 30, 2024, the Company had total liquidity of $263.0 million consisting of cash and cash equivalents as well as cash held in escrow of $36.3 million and $226.7 million in availability under the Company’s $455.0 million unsecured revolving credit facility. Total debt was $732.1 million compared to $543.8 million at December 31, 2023.

Landsea Homes’ ratio of debt to capital was 51.8% at September 30, 2024, and the Company’s net debt to total capital (a non-GAAP measure) was 49.2% at September 30, 2024.

Full Year 2024 Outlook

•New home deliveries anticipated to be in the range of 2,890 to 3,000
•Delivery ASPs expected to be in the range of $520,000 to $535,000
•Adjusted home sales gross margin of approximately 21%
•Home sales gross margin of approximately 15%

Conference Call

The Company will hold a conference call today at 9:00 a.m. Central Time (10:00 a.m. Eastern time) to discuss its third quarter 2024 results and conduct a question-and-answer session.

•Toll-free dial-in number: 1-800-274-8461
•International dial-in number: 1-203-518-9814

The conference call will be broadcast live and available for replay in the Investors section of the Landsea Homes website at https://ir.landseahomes.com/.

A replay of the conference call will be available approximately three hours after conference end time through November 18, 2024.

Replay Details:

•Toll-free replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 11157369

About Landsea Homes Corporation

Landsea Homes Corporation (Nasdaq: LSEA) is a publicly traded residential homebuilder based in Dallas, Texas that designs and builds best-in-class homes and sustainable master-planned communities in some of the nation's most desirable markets. The company has developed homes and communities in New York, Boston, New Jersey, Arizona, Colorado, Florida, Texas and throughout California in Silicon Valley, Los Angeles, and Orange County. Landsea Homes was honored as the Green Home Builder 2023 Builder of the Year, after being named the 2022 winner of the prestigious Builder of the Year award, presented by BUILDER magazine, in recognition of a historical year of transformation.

An award-winning homebuilder that builds suburban, single-family detached and attached homes, mid-and high-rise properties, and master-planned communities, Landsea Homes is known for creating inspired places that reflect modern living and provides homebuyers the opportunity to “Live in Your Element.” Our homes allow people to live where they want to live, how they want to live – in a home created especially for them.

Driven by a pioneering commitment to sustainability, Landsea Homes’ High Performance Homes are responsibly designed to take advantage of the latest innovations with home automation technology supported by Apple®. Homes include features that make life easier and provide energy savings that allow for more comfortable living at a lower cost through sustainability features that contribute to healthier living for both homeowners and the planet.

Led by a veteran team of industry professionals who boast years of worldwide experience and deep local expertise, Landsea Homes is committed to positively enhancing the lives of our homebuyers, employees, and stakeholders by creating an unparalleled lifestyle experience that is unmatched.

For more information on Landsea Homes, visit: www.landseahomes.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations for future financial performance, business strategies or expectations for our business. These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Landsea Homes cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Words such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “look” or similar expressions may identify forward-looking statements. Specifically, forward-looking statements may include statements relating to the future financial performance of Landsea Homes; changes in the market for Landsea Homes’ products and services; and other expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this press release and our management’s current expectations, forecasts, and assumptions, and involve a number of judgments, risks and uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

These risks and uncertainties include, but are not limited to, the risk factors described by Landsea Homes in its filings with the Securities and Exchange Commission (“SEC”). These risk factors and those identified elsewhere in this press release, among others, could cause actual results to differ materially from historical performance and include, but are not limited to:
•the cyclical nature of our industry and the possibility that adverse changes in general and local economic conditions could reduce the demand for homes;
•our ability to develop communities successfully and in a timely manner;
•changes in the terms and availability of mortgage financing, interest rates, federal lending programs, and tax laws, affecting the demand for and the ability of our homebuyers to complete the purchase of a home;
•our geographic concentration, which could materially and adversely affect us if the homebuilding industry in our current markets should experience a decline;
•the potential for adverse weather and geological conditions to increase costs, cause project delays or reduce consumer demand for housing;
•our ability to promptly sell one or more properties for reasonable prices in response to changing economic, financial and investment conditions, and the risk that we may be forced to hold non-income producing properties for extended periods of time;
•our reliance on third-party skilled labor, suppliers and long supply chains;

•the dependence of our long-term sustainability and growth upon our ability to acquire lots that are either developed or have the approvals necessary for us to develop them; and
•the other risks and uncertainties indicated in Landsea Homes’ SEC reports or documents filed or to be filed with the SEC by Landsea Homes.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Stock Repurchase

Under its stock repurchase program, Landsea Homes may purchase its common stock in open market transactions effected through a broker-dealer at prevailing market prices, in block trades, or by other means in accordance with federal securities laws, including pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The Company is not obligated to repurchase any specific number or amount of shares of common stock, and it may modify, suspend or discontinue the program at any time. The Company will determine the timing and amount of repurchase in its discretion based on a variety of factors, such as the market price of the Company’s common stock, corporate requirements, general market economic conditions and legal requirements.

###

Investor Relations Contact:
Drew Mackintosh, CFA
Mackintosh Investor Relations, LLC
drew@mackintoshir.com
(310) 924-9036

Media Contact:
Annie Noebel
Cornerstone Communications
anoebel@cornerstonecomms.com
(949) 449-2527

Landsea Homes Corporation
Consolidated Balance Sheets - Unaudited

	September 30, 2024	December 31, 2023
	(dollars in thousands)
Assets
Cash and cash equivalents	$32,198	$119,555
Cash held in escrow	4,054	49,091
Real estate inventories	1,408,277	1,121,726
Due from affiliates	5,429	4,348
Goodwill	155,597	68,639
Other assets	121,056	107,873
Total assets	$1,726,611	$1,471,232

Liabilities
Accounts payable	$95,923	$77,969
Accrued expenses and other liabilities	216,647	160,256
Due to affiliates	881	881
Line of credit facility, net	202,477	307,631
Senior notes, net	529,661	236,143
Total liabilities	1,045,589	782,880

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, none issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 41,678,878 issued and 36,282,883 outstanding as of September 30, 2024, 41,382,453 issued and 36,520,894 outstanding as of December 31, 2023	4	4
Additional paid-in capital	461,059	465,290
Retained earnings	201,769	187,584
Total stockholders’ equity	662,832	652,878
Noncontrolling interests	18,190	35,474
Total equity	681,022	688,352
Total liabilities and equity	$1,726,611	$1,471,232

Landsea Homes Corporation
Consolidated Statements of Operations - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(dollars in thousands, except per share amounts)
Revenue
Home sales	$325,610	$258,062	$1,036,384	$790,199
Lot sales and other	12,862	19,286	27,272	22,133
Total revenues	338,472	277,348	1,063,656	812,332

Cost of sales
Home sales	270,091	209,753	874,724	647,642
Lot sales and other	9,564	13,309	22,478	15,770
Total cost of sales	279,655	223,062	897,202	663,412

Gross margin
Home sales	55,519	48,309	161,660	142,557
Lot sales and other	3,298	5,977	4,794	6,363
Total gross margin	58,817	54,286	166,454	148,920

Sales and marketing expenses	23,445	16,930	66,596	51,672
General and administrative expenses	21,932	25,463	77,569	74,223
Total operating expenses	45,377	42,393	144,165	125,895

Income from operations	13,440	11,893	22,289	23,025

Other income (expense), net	1,449	656	(2,091)	2,770
Pretax income	14,889	12,549	20,198	25,795

Provision for income taxes	3,498	3,066	4,838	6,323

Net income	11,391	9,483	15,360	19,472
Net income attributable to noncontrolling interests	281	887	1,175	2,711
Net income attributable to Landsea Homes Corporation	$11,110	$8,596	$14,185	$16,761

Income per share:
Basic	$0.31	$0.22	$0.39	$0.43
Diluted	$0.30	$0.22	$0.39	$0.42

Weighted average common shares outstanding:
Basic	36,279,056	38,336,100	36,252,957	39,402,507
Diluted	36,497,337	38,440,392	36,548,768	39,549,035

Home Deliveries and Home Sales Revenue

	Three Months Ended September 30,
	2024			2023			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	192	$85,333	$444	115	$50,314	$438	67%	70%	1%
California	110	96,900	881	115	103,982	904	(4)%	(7)%	(3)%
Colorado	40	18,881	472	—	—	N/A	N/A	N/A	N/A
Florida	162	72,768	449	218	103,766	476	(26)%	(30)%	(6)%
Metro New York	—	—	N/A	—	—	N/A	N/A	N/A	N/A
Texas	125	51,728	414	—	—	N/A	N/A	N/A	N/A
Total	629	$325,610	$518	448	$258,062	$576	40%	26%	(10)%

	Nine Months Ended September 30,
	2024			2023			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	588	$260,325	$443	445	$193,438	$435	32%	35%	2%
California	395	363,005	919	315	270,756	860	25%	34%	7%
Colorado	81	37,936	468	—	—	N/A	N/A	N/A	N/A
Florida	604	275,133	456	694	320,162	461	(13)%	(14)%	(1)%
Metro New York	1	4,475	4,475	1	1,649	1,649	—%	171%	171%
Texas	225	95,510	424	4	4,194	1,049	5,525%	2,177%	(60)%
Total	1,894	$1,036,384	$547	1,459	$790,199	$542	30%	31%	1%
Net New Home Orders, Dollar Value of Orders, and Monthly Absorption Rates

	Three Months Ended September 30,
	2024				2023				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	192	$85,689	$446	3.4	136	$59,444	$437	2.7	41%	44%	2%	26%
California	70	54,020	772	2.3	140	128,352	917	4.1	(50)%	(58)%	(16%)	(44)%
Colorado	24	11,462	478	2.7	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Florida	209	103,584	496	2.3	210	97,245	463	2.3	—%	7%	7%	—%
Metro New York	—	—	N/A	N/A	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Texas	131	52,834	403	2.1	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Total	626	307,589	$491	2.5	486	285,041	$587	2.7	29%	8%	(16)%	(7)%

	Nine Months Ended September 30,
	2024				2023				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	644	$289,652	$450	3.5	474	$201,452	$425	3.2	36%	44%	6%	9%
California	305	264,503	867	3.5	520	446,045	858	4.9	(41)%	(41)%	1%	(29)%
Colorado	81	37,253	460	3.3	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Florida	731	346,195	474	2.7	551	240,269	436	2.1	33%	44%	9%	29%
Metro New York	1	4,475	4,475	N/A	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Texas	236	96,675	410	1.9	4	4,194	1,049	1.5	5,800%	2,205%	(61)%	27%
Total	1,998	$1,038,753	$520	2.9	1,549	$891,960	$576	3.0	29%	16%	(10)%	(3)%
Average Selling Communities

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
Arizona	19.0	17.0	12%	20.3	16.7	22%
California	10.0	11.3	(12)%	9.8	11.8	(17)%
Colorado	3.0	—	N/A	2.7	—	N/A
Florida	30.3	31.0	(2)%	29.8	29.5	1%
Metro New York	—	—	N/A	—	—	N/A
Texas	21.0	—	N/A	14.1	0.3	4,600%
Total	83.3	59.3	40%	76.7	58.3	32%
Backlog

	September 30, 2024			September 30, 2023			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	152	$70,760	$466	134	$58,000	$433	13%	22%	8%
California	71	59,668	840	284	253,735	893	(75)%	(76)%	(6)%
Colorado	14	6,857	490	—	—	N/A	N/A	N/A	N/A
Florida	373	199,546	535	342	171,004	500	9%	17%	7%
Metro New York	—	—	N/A	—	—	N/A	N/A	N/A	N/A
Texas(1)	81	36,283	448	—	—	N/A	N/A	N/A	N/A
Total	691	$373,114	$540	760	$482,739	$635	(9)%	(23)%	(15)%
(1)     Backlog acquired in Texas at the date of the Antares acquisition was 70 homes with a value of $35,118 thousand.

Lots Owned or Controlled

	September 30, 2024			September 30, 2023
	Lots Owned	Lots Controlled	Total	Lots Owned	Lots Controlled	Total	% Change
Arizona	1,476	1,412	2,888	1,833	1,534	3,367	(14)%
California	654	950	1,604	718	1,415	2,133	(25)%
Colorado	144	224	368	—	—	—	N/A
Florida	1,896	1,532	3,428	2,388	1,606	3,994	(14)%
Metro New York	1	—	1	2	—	2	(50)%
Texas	1,077	2,502	3,579	130	1,577	1,707	110%
Total	5,248	6,620	11,868	5,071	6,132	11,203	6%
Home Sales Gross Margins
Home sales gross margin measures the price achieved on delivered homes compared to the costs needed to build the home. In the following table, we calculate gross margins adjusting for interest in cost of sales, inventory impairments, and purchase price accounting for acquired work in process inventory. This non-GAAP financial measure should not be used as a substitute for the Company's operating results in accordance with GAAP. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. We believe the below information is meaningful as it isolates the impact that indebtedness, impairments, and acquisitions have on our gross margins and allows for comparability to previous periods and competitors.

	Three Months Ended September 30,
	2024	%	2023	%
	(dollars in thousands)
Home sales revenue	$325,610	100.0%	$258,062	100.0%
Cost of home sales	270,091	82.9%	209,753	81.3%
Home sales gross margin	55,519	17.1%	48,309	18.7%
Add: Interest in cost of home sales	12,285	3.8%	9,713	3.8%
Add: Real estate inventories impairment	800	0.2%	—	—%
Adjusted home sales gross margin excluding interest and real estate inventories impairment	68,604	21.1%	58,022	22.5%
Add: Purchase price accounting for acquired inventory	5,604	1.7%	3,865	1.5%
Adjusted home sales gross margin excluding interest, real estate inventories impairment, and purchase price accounting for acquired inventory	$74,208	22.8%	$61,887	24.0%

	Nine Months Ended September 30,
	2024	%	2023	%
	(dollars in thousands)
Home sales revenue	$1,036,384	100.0%	$790,199	100.0%
Cost of home sales	874,724	84.4%	647,642	82.0%
Home sales gross margin	161,660	15.6%	142,557	18.0%
Add: Interest in cost of home sales	39,916	3.9%	21,531	2.7%
Add: Real estate inventories impairment	800	0.1%	4,700	0.6%
Adjusted home sales gross margin excluding interest and real estate inventories impairment	202,376	19.5%	168,788	21.4%
Add: Purchase price accounting for acquired inventory	16,679	1.6%	14,060	1.8%
Adjusted home sales gross margin excluding interest, real estate inventories impairment, and purchase price accounting for acquired inventory	$219,055	21.1%	$182,848	23.1%
EBITDA and Adjusted EBITDA
The following table presents EBITDA and Adjusted EBITDA for the three months ended September 30, 2024 and 2023. Adjusted EBITDA is a non-GAAP financial measure used by management in evaluating operating performance. We define Adjusted EBITDA as net income before (i) income tax expense (benefit), (ii) interest expenses, (iii) depreciation and amortization, (iv) inventory impairments, (v) purchase accounting adjustments for acquired work in process inventory related to business combinations, (vi) loss on debt modification, (vii) transaction costs related to the Merger and business combinations, (viii) write-off of deferred offering costs, and (ix) abandoned projects costs. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest, effective tax rates, levels of depreciation and amortization, and items considered to be non-recurring. Accordingly, we believe this measure is useful for comparing our core operating performance from period to period. Our presentation of Adjusted EBITDA should not be considered as an indication that our future results will be unaffected by unusual or non-recurring items.

	Three Months Ended September 30,
	2024	2023
	(dollars in thousands)
Net income	$11,391	$9,483
Provision for income taxes	3,498	3,066
Interest in cost of sales	13,643	10,006
Depreciation and amortization expense	2,129	1,221
EBITDA	30,661	23,776
Real estate inventories impairment	800	—
Purchase price accounting in cost of home sales	5,604	3,865
Transaction costs	664	600
Abandoned project costs	(52)	433
Adjusted EBITDA	$37,677	$28,674

	Nine Months Ended September 30,
	2024	2023
	(dollars in thousands)
Net income	$15,360	$19,472
Provision for income taxes	4,838	6,323
Interest in cost of sales	42,224	21,878
Depreciation and amortization expense	5,299	3,778
EBITDA	67,721	51,451
Real estate inventories impairment	800	4,700
Purchase price accounting in cost of home sales	16,679	14,060
Transaction costs	5,253	633
Write-off of offering costs	—	436
Abandoned project costs	1,902	745
Loss on debt modification	5,180	—
Adjusted EBITDA	$97,535	$72,025
Adjusted Net Income
Adjusted Net Income attributable to Landsea Homes is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating and understanding our operating results without the effect of certain expenses that were historically pushed down by our parent company and other non-recurring items. We believe excluding these items provides a more comparable assessment of our financial results from period to period. Adjusted Net Income attributable to Landsea Homes is calculated by excluding the effects of related party interest that was pushed down by our parent company, purchase accounting adjustments for acquired work in process inventory related to business combinations, loss on debt modification, and inventory impairment, and tax-effected using a blended statutory tax rate. We also adjust for the expense of related party interest pushed down from our parent company as we have no obligation to repay the debt and related interest.

	Three Months Ended September 30,
	2024	2023
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$11,110	$8,596

Real estate inventories impairment	800	—
Pre-Merger capitalized related party interest included in cost of sales	10	324
Purchase price accounting for acquired inventory	5,604	3,865
Total adjustments	6,414	4,189
Tax-effected adjustments (1)	4,783	3,088

Adjusted net income attributable to Landsea Homes Corporation	$15,893	$11,684

Earnings per share
Basic	$0.31	$0.22
Diluted	$0.30	$0.22

Adjusted earnings per share
Basic	$0.44	$0.30
Diluted	$0.44	$0.30

Weighted average common shares outstanding used in EPS - basic	36,279,056	38,336,100
Weighted average common shares outstanding used in EPS - diluted	36,497,337	38,440,392
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.

	Nine Months Ended September 30,
	2024	2023
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$14,185	$16,761

Real estate inventories impairment	800	4,700
Pre-Merger capitalized related party interest included in cost of sales	129	1,587
Purchase price accounting for acquired inventory	16,679	14,060
Loss on debt modification	5,180	—
Total adjustments	22,788	20,347
Tax-effected adjustments (1)	16,994	14,997

Adjusted net income attributable to Landsea Homes Corporation	$31,179	$31,758

Earnings per share
Basic	$0.39	$0.43
Diluted	$0.39	$0.42

Adjusted earnings per share
Basic	$0.86	$0.81
Diluted	$0.85	$0.80

Weighted shares outstanding
Weighted average common shares outstanding used in EPS - basic	36,252,957	39,402,507
Weighted average common shares outstanding used in EPS - diluted	36,548,768	39,549,035
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.
Net Debt to Total Capital
The following table presents the ratio of debt to capital as well as the ratio of net debt to total capital which is a non-GAAP financial measure. The ratio of debt to capital is computed as the quotient obtained by dividing total debt, net of issuance costs, by total capital (sum of total debt, net of issuance costs, plus total equity).
The non-GAAP ratio of net debt to total capital is computed as the quotient obtained by dividing net debt (which is total debt, net of issuance costs, less cash and cash equivalents as well as cash held in escrow to the extent necessary to reduce the debt balance to zero) by total capital. The most comparable GAAP financial measure is the ratio of debt to capital. We believe the ratio of net debt to total capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt to capital does not take into account our liquidity and we believe that the ratio of net debt to total capital provides supplemental information by which our financial position may be considered.

See table below reconciling this non-GAAP measure to the ratio of debt to capital.

	September 30, 2024	December 31, 2023
	(dollars in thousands)
Total notes and other debts payable, net	$732,138	$543,774
Total equity	681,022	688,352
Total capital	$1,413,160	$1,232,126
Ratio of debt to capital	51.8%	44.1%

Total notes and other debts payable, net	$732,138	$543,774
Less: cash and cash equivalents	32,198	119,555
Less: cash held in escrow	4,054	49,091
Net debt	695,886	375,128

Total capital	$1,413,160	$1,232,126
Ratio of net debt to total capital	49.2%	30.4%